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                                                                     Exhibit 99


MEDIA CONTACTS:
Ethan Hirsh       (816) 467-3509
Media Relations   (816) 467-3000

INVESTOR RELATIONS:
Ellen Fairchild  (816) 467-3506
Dale Wolf        (816) 467-3536



             UTILICORP PROPOSES TO REACQUIRE ALL OUTSTANDING SHARES
               OF ITS AQUILA GAS PIPELINE CORPORATION SUBSIDIARY


     KANSAS CITY, MO, November 12, 1998--UtiliCorp United (NYSE:UCU) has submitted a proposal to buy back the approximately 5.4 million common shares of Aquila Gas Pipeline Corporation (NYSE: AQP) which it does not already own, representing about 18 percent of outstanding AQP common shares, for $8.00 per share. This represents an approximately 23 percent premium to the closing AQP share price of $6.50 on November 11, 1998. The proposal has been submitted in a letter to the chairman of the board of Aquila Gas Pipeline and an independent committee of the board of directors. Any agreement in regard to the proposed buyback of shares, including the form of consideration to be paid, is subject to negotiations and agreement with the independent committee.

    Based in San Antonio, Texas, Aquila Gas Pipeline Corporation gathers, processes and markets natural gas and natural gas liquids through its natural gas gathering systems and gas processing plants in Texas and Oklahoma. The company is approximately 82 percent owned by Aquila Energy Corporation, a wholly-owned subsidiary of UtiliCorp United. The remaining shares were sold to investors in an initial public offering in 1992.

    UtiliCorp is an international electric and gas company with customers and operations across the U.S. and in Canada, Great Britain, New Zealand and Australia. Based in Kansas City, Missouri, the FORTUNE 500 company operates regulated electric and gas utilities in eight states and one Canadian province and through the Aquila Energy subsidiary markets natural gas and electricity across most of North America.

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